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                                                                                                   EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
                                                                                                      Twelve
                                                                                                      Months
                                                                  Year Ended December 31,             Ended
                                                    1995       1996       1997      1998       1999   6/30/00
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $66,811    $59,711     $55,156    $47,323   $43,207  $41,715
  Interest on Other Long-term Debt. . . . . . . .   8,829     12,125      15,525     23,594    25,878   25,879
  Interest on Short-term Debt . . . . . . . . . .   1,328      2,400       5,104      3,493     2,460    2,570
  Miscellaneous Interest Charges. . . . . . . . .   4,657      4,374       4,729      4,459     4,659    4,786
  Estimated Interest Element in Lease Rentals . .   4,100      4,600       4,100      5,300     4,600    4,600
       Total Fixed Charges. . . . . . . . . . . . $85,725    $83,210     $84,614    $84,169   $80,804  $79,550

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .$110,616   $107,108    $119,379   $133,044  $150,270 $151,099
  Plus Federal Income Taxes . . . . . . . . . . .  58,648     60,302      69,760     71,202    82,686   83,463
  Plus State Income Taxes . . . . . . . . . . . .       7         11           6          3        89       84
  Plus Fixed Charges (as above) . . . . . . . . .  85,725     83,210      84,614     84,169    80,804   79,550
       Total Earnings . . . . . . . . . . . . . .$254,996   $250,631    $273,759   $288,418  $313,849 $314,196

Ratio of Earnings to Fixed Charges. . . . . . . .    2.97       3.01        3.23       3.42      3.88     3.94


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